UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): May 5, 2010

WELLSTAR INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Nevada	333-130295	20-1834908
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6911 Pilliod Road
Holland, Ohio 43528
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (419) 865-0069

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation.
Item 3.02	Unregistered Sales of Equity Securities.

On May 5, 2010,Wellstar International, Inc. ("Wellstar" or the "Company") entered into  a  Securities   Purchase   Agreement   with  Asher Enterprises, Inc. ("Asher"), for the sale of an 8% convertible note in the principal amount of $50,000 (the "Note").  The financing closed on May 5, 2010.

The Note bears interest at the rate of 8% per annum.  All interest and principal must be repaid on February 5, 2011.  The Note is convertible into common stock, at Asher’s option, at a 40% discount to the average of the three lowest trading prices of the common stock during the 10 trading day period prior to conversion.  The Note contains a prepayment option whereby the Company may make a payment to Asher equal to 150% of all amounts owed under the Note.  The Company is required to provide Asher with 30 days notice of such prepayment.

Asher has agreed to restrict its ability to convert the Note and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

The  Company  claims an  exemption  from the  registration  requirements  of the Securities  Act of 1933,  as amended  (the "Act") for the private  placement  of these  securities  pursuant  to  Section  4(2) of the Act  and/or  Regulation  D promulgated  there under since,  among other  things,  the  transaction  did not involve a public  offering,  Asher is an accredited  investor.  Asher had access to information about the Company  and their  investment,  Asher  took the  securities  for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description
4.1	Securities Purchase Agreement, dated May 5, 2010, by and among the Company and the Asher Enterprises, Inc.

4.2	Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLSTAR INTERNATIONAL, INC.

Date: May 12, 2010	By:	/s/ John Antonio
Name: John Antonio
Title: CEO